Exhibit 10.1
JOINT VENTURE AGREEMENT BETWEEN
MYOHIONOW.COM, LLC AND
LAKES OHIO DEVELOPMENT, LLC
     This Joint Venture Agreement (the “Agreement”) is entered into on April 29, 2008, between Lakes Ohio Development, LLC, a Minnesota limited liability company (“Lakes”) and Myohionow.com, LLC, an Ohio limited liability company (“Myohionow”). Lakes and Myohionow are sometimes each referred to as a Party and collectively referred to as the “Parties.”
RECITALS:
A.	Myohionow has researched and prepared plans pertaining to placing a referendum on the November 2008 Ohio statewide election ballot (“Ballot”) to approve an amendment to the Ohio Constitution that would permit the development and operation of a casino in Clinton County, Ohio.
B.	Lakes has specific expertise in developing, financing, and operating casino resort developments in the United States.
C.	In light of the foregoing, the Parties desire to utilize their respective strengths by establishing a joint venture through a new limited liability company to initially be jointly owned by Lakes and Myohionow (“JV”), to develop and operate a casino resort enterprise of a size and scope commensurate with the surrounding population base in Clinton County, Ohio by performing their respective obligations as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings provided herein, the Parties agree as follows:
ARTICLE I
FORMATION OF THE JV
     Section 1.1 Organization. The Parties will operate the JV as through a new limited liability company organized in the state of Ohio (“LLC”). The JV shall be registered in the state of Ohio and its registered office shall be at 30195 Chagrin Blvd., Suite 300, Pepper Pike Place, Pepper Pike, Ohio 44124-5703 c/o Jack Kurant. Organization of the LLC, including drafting of all necessary documents, shall be performed by an attorney mutually selected by the Parties. The LLC’s operating agreement (“Operating Agreement”) and other governing documents will include the provisions of this Agreement to the extent appropriate.
     Section 1.2 Ownership. Subject to any dilution set forth in Article II and any transfer set forth in Article V, the equity interest in the LLC (“Equity Interest”) will be owned initially 80% by Lakes and 20% by Myohionow (“Member Percentages”). Such

Member Percentages may be adjusted upon agreement of the Parties or as otherwise required by the LLC documents.
     Section 1.3 Purpose. The purpose of the JV will be to perform all tasks necessary to place on the Ballot a referendum that will amend the Ohio Constitution to permit the development of a casino resort in Clinton County, Ohio (the “Referendum”), and once approved, to plan, develop, finance and operate a casino resort in Clinton County, Ohio (“Casino”) (the Referendum and Casino shall collectively be referred to as the “Project”).
     Section 1.4 Name. The Parties agree that the JV shall operate under the name Blue Water Joint Venture or such other name as chosen by the Board.
     Section 1.5 Operating Agreement. The Parties agree to execute, and cause any future Equity Owners to execute, the Operating Agreement attached hereto as Schedule 1.5.
     Section 1.6 Acceptance. The Parties agree to cause the JV to accept and adopt this Agreement.
ARTICLE II
OWNERSHIP AND FUNDING OF THE JV
     Section 2.1 Initial Funding. The JV will be owned and funded as follows:
2.1.1	The issuance of membership units of the JV shall be in proportion to the Parties’ respective Member Percentages. Accordingly, Lakes shall receive 8,000 membership units of the JV, and Myohionow shall receive 2,000 membership units of the JV. In the event that it is necessary to provide an Equity Interest to the current owners of the land on which the Casino will be developed in order to obtain the transfer of the land, Myohionow shall be required to transfer part of its Equity Interest to obtain such land transfer.

2.1.2	Lakes shall loan the JV up to $2,500,000 to reimburse the Parties for reasonable, necessary and properly documented expenses pertaining to the Project as incurred. All amounts loaned by Lakes shall be repaid as set forth in Section 2.2.
     Section 2.2 Operating Deficits. Operating deficits of the JV beyond those provided for in the initial loan or needs for additional working capital will be funded by the Parties in proportion to their respective Capital Percentages. Unless otherwise agreed upon at the time of funding, such deficits will be funded by loans from the Parties.

     Section 2.3 Repayment of Loans from Parties. All loans made under Section 2.1 shall be repaid, with simple interest accruing at a rate of 10% per annum from the date of advance, pro rata to the Parties’ Member Percentage prior to any profit distribution to the Parties; provided, however, that repayment of such loans shall be subordinate to any third party financing if such subordination is required by such third party lender. Each Party agrees to execute and deliver any other instrument, agreement, or document reasonably required by such third-party lender to affect such subordination.
     Section 2.4 Loans from Third Parties to Finance Casino. Funds required to develop the Casino as contemplated by the Business Plan may be obtained from third parties in such amounts and on the terms and conditions as approved by the Board. If third parties require an Equity Interest to provide financing for development of the Casino, the Parties shall be diluted pro rata to their Member Percentage. For example, if a third party requires a 5% Equity Interest to finance the development of Casino at a time when Lakes and Myohionow remain 80/20 owners, Lakes’s Member Percentage would be reduced to 76% and Myohionow’s Member Percentage would be reduced to 19%.
     Section 2.5 Additional Capital Requirement. If a Party, and/or each of them, is required to make equity investment(s) in the JV for any reason, the terms and conditions of such investment (including the granting of Equity Interest therefor) shall be as if such investment was made by a third party negotiated at arms length.
ARTICLE III
GOVERNANCE OF THE JV
     The Parties agree that the JV will be governed substantially as set forth below, and that these governance provisions are for the direct benefit of the JV and its business. The Parties further agree: (a) that the JV Articles will be structured to reflect this governance to the fullest extent permitted under applicable law; and (b) that, in the event of a conflict between the Articles and the following provisions, the following provisions will prevail to the extent such a result is not directly contrary to applicable law or public policy.
     Section 3.1 Management Team. The day-to-day operations of the JV will be conducted by a Chief Executive Officer (“CEO”) and its staff.
3.1.1	CEO. The CEO and key management people will be appointed by Lakes. The initial CEO of the JV shall be Lyle Berman.

3.1.2	CEO Duties. Subject to the provisions of this Section, the CEO, or his designee (including the President), will have full power and authority to conduct and manage the business of the JV and to undertake and implement, on behalf of the JV, all decisions approved by the Board.

     Section 3.2 Board of Governors.
3.2.1	Composition. The JV will have a Board of Governors (the “Board”) comprised of five (5) persons. Myohionow will designate two (2) members, Lakes will designate three (3) members. The Board will elect the Chairman who will be a designee of Lakes. Members of the Board shall be designated by Notice and will serve until replaced by the Party so designating. Each Party may designate an alternative governor to attend meetings and exercise the powers of a regular Board Member appointed by such Party, which alternative governor shall be appointed by the Board. Initial Board Members shall be:
Lakes Designated: Lyle Berman, Chairman Tim Cope Damon Schramm

Myohionow Designated: Rick Lertzman Brad Pressman
3.2.2	Routine Decisions by the Board. For all matters other than those set forth in Section 3.2.3:
3.2.2.1	meetings shall be held at least four times annually on a quarterly basis and each member shall be given at least seven days’ written notice of any meeting of the Board:

3.2.2.2	attendance in person at such a meeting, without written objection to lack of sufficient notice, waives this notice requirement;

3.2.2.3	two-thirds of the members shall constitute a quorum;

3.2.2.4	the vote of a majority of all members present in person shall be decisive;

3.2.2.5	whenever necessary under Ohio law, decisions of the Board shall be confirmed by a general member meeting.
3.2.3	Special Matters. With respect to each of the following situations, the Board will not have the power to act unless all Board members vote in favor of a resolution; and whenever necessary under Ohio law, decisions of the Board shall be confirmed by a general member meeting.
3.2.3.1	sale of substantially all of the assets of the JV;

3.2.3.2	authorization or approval of a merger, consolidation or a material change in the capital structure (including the reclassification of membership units) of the JV;

3.2.3.3	creation or incurrence of indebtedness for borrowed money if, after giving effect to the creation of such indebtedness, the total amount of the JV’s indebtedness for borrowed money will exceed $2,500,000, except unsecured current liabilities incurred in the ordinary course of business and loans pursuant to Section 2.1.3;

3.2.3.4	any amendment to the Articles or the Operating Agreement.
3.2.4	Written Actions/Consents. Any action or consent that may be taken or given at a meeting may be taken or given by written consent signed by the number of Board Members of LLC Members that would be entitled to take such action or give such consent at a meeting at which all Board Members or LLC Members were present.
     Section 3.3 Parties’ Roles Generally. The Parties’ roles, responsibilities and obligations shall be as follows:
3.3.1	Myohionow. Myohionow shall be responsible for the following tasks:
3.3.1.1	Retention of a third party company (in consultation with Lakes) that will obtain signatures for the petition required for the Referendum;

3.3.1.2	Retention of legal counsel (in consultation with Lakes) required to draft the Referendum and handle all other normal and customary legal issues required for the Project;

3.3.1.3	Securing an option to purchase land on which the Casino will be developed and, if necessary, transferring to the land owner(s) up to 2% Equity Interest from Myohionow’s Equity Interest;

3.3.1.4	Securing all regulatory licenses and permits necessary for regulatory approval of the Project prior to the Ballot, and cooperating and assisting Lakes with securing all regulatory licenses and permits after the Ballot; and

3.3.1.5	Such other services as agreed upon by the parties.
3.3.2	Lakes. Lakes shall be responsible for all services reasonable and necessary to develop and operate the Casino, including all financial and accounting decisions and record-keeping therefor, subsequent to the approval of the Referendum. Lakes’s obligations hereunder shall be conditioned on the successful adoption of the Referendum and amendment to the Ohio Constitution that will permit the Casino to be developed, the JV receiving all necessary permits required for develop and operation thereof, and purchasing the land on which the Casino will be built. Notwithstanding the foregoing, Lakes shall only be required to use reasonable best efforts to obtain third party financing to finance the development of the Casino, and in no event shall Lakes be required to finance the development using its own funds.
     Section 3.4 Compensation.
3.4.1	Myohionow. If and only if the Referendum is passed, the JV shall advance Brad Pressman and Rick Lertzman each an annual sum of $125,000, to be paid in equal monthly installments commencing on December 1, 2008, as an advance of any profit distributions due and payable to Myohionow, the total amount advanced of which shall be offset against the first such profit distribution. If the first such profit distribution is insufficient to reimburse the advances to date, the remaining amount shall be offset against each successive profit distribution until the total amount advanced is reimbursed in full. Such advances shall continue until the Casino opens for public play.

3.4.2	Lakes. As compensation for Lakes’s management services hereunder, Lakes shall receive one percent (1%) of Gross Total Revenues for the prior calendar month, paid on the twentieth day of each calendar month for the preceding month, for so long as this Agreement shall remain in effect during the term hereof. “Gross Total Revenues” shall be Casino’s total revenue from all gaming activities and total receipts from the sale or rental of food, beverages, souvenirs, hotel facilities, equipment and all other goods and services that are incidental to the operation of the Casino.
     Section 3.5 Member Meeting. The JV shall hold an annual member meeting each year at the offices of the JV or at such other time and place as the Parties may agree, subject to the requirements of Ohio law. A special member meeting can be held on seven days’ written notice at the request of the Board. In all member votes, a majority in interest shall be decisive. A quorum shall exist if owners of a majority of the Equity Interest are present.

ARTICLE IV
CONDUCT OF THE JV
     Section 4.1 Business Plan. Lakes shall create a three-year business plan (the “Business Plan”) which will be approved by the Board in accordance with Section 3.2.2 and will be implemented by the management of the JV. The Business Plan will include, but will not be limited to, initial and subsequent funding requirements, compensation, staffing of the JV, and responsibility of Parties.
     Section 4.2 Facilities. The operating facility for the JV will be in Ohio, or such other location as the Parties agree.
ARTICLE V
RESTRICTIONS ON TRANSFER OF INTERESTS IN THE JV
     Section 5.1 No Transfer Without Approval. Neither Lakes nor Myohionow may transfer any of its Equity Interest in the JV to any third party (other than direct or indirect Controlled Affiliates) without the prior written approval of the other Party. Notwithstanding the above, transfers to Controlled Affiliates, or to a company with which the Party mergers or transfers 100% of its stock or assets, may be made without approval provided that (i) such transfer constitutes all of the transferor’s Equity Interest, (ii) the transferee agrees to be bound by this Agreement and the Member Control Agreement, (iii) the transferor remains liable for all obligations imposed by this Agreement; and (iv) the transferee undergoes a background investigation, the results of which are satisfactory to Lakes (as the case may be). For purposes of this Agreement, a “Controlled Affiliate” of a Party means (1) any person who is an owner of equity interest of a Party on the date of execution; or (2) an entity which controls, is controlled by or is under common control with, such Party; “control” means 100% ownership of both the voting power of, and the equity interest in, an entity.
     Section 5.2 Optional Purchase Pursuant to Section 7.5.
5.2.1	Optional Purchase Right. In the event that Myohionow, or any other owner of any Equity Interest, is found to be an Unsuitable Owner, as defined in Section 7.5 below, and cannot cure the Defect or chooses to cure the Defect by transferring its Equity Interest to a third party, Lakes shall have the option upon 30 days written notice to purchase such Unsuitable Owner’s Equity Interest as set forth in this Section 5.2.

5.2.2	Unsuitable Owner Purchase Price. Within 30 days after the a finding of an Unsuitable Owner pursuant to Section 7.5 below, the Parties will then negotiate in good faith with respect to price. If the Parties cannot agree upon price within 30 days, then the price will be equal to the fair market value of the Unsuitable Owner’s Equity Interest as determined by an investment banker with recognized standing in the finance community and mutually acceptable to the Parties. The parties will make the selection within 30 days after failing to reach a purchase price and the banker shall notify the Parties of the fair market value within 30 days thereafter. In the event the Parties cannot agree on an investment banker, each Party will select one banker within 30 days after failing to agree on a banker and the two bankers will select a third banker, which third banker will conclusively determine fair market value within 30 days after being selected. For the purpose of this Section 5.2, the fair market value of the Unsuitable Owner’s Equity Interest shall be the “Unsuitable Owner Purchase Price”. The Unsuitable Owner Purchase Price shall be subject to regulatory approval, if required
5.2.3	Payment of Unsuitable Owner Purchase Price. Lakes shall pay to the Unsuitable Owner the Unsuitable Owner Purchase Price over a three year period, without interest, by making 36 equal monthly payments commencing on the 30th day after the Unsuitable Owner Purchase Price is determined under Section 5.2.2 herein.
ARTICLE VI
TERM AND TERMINATION OF THE JV
     Section 6.1 Term and Termination of the JV. Unless otherwise terminated as provided below, the JV will be of perpetual duration. Subject to the provisions of Section 6.2, the JV will be terminated:
6.1.1	By Mutual Consent. At any time by the mutual consent of the Parties;

6.1.2	For Breach. Upon the material breach, which is not cured within 30 days after notice thereof, by a Party of its obligations to the JV or otherwise under this Agreement, at the option of the non-breaching Party exercised within ten days after the expiration of the 30-day cure period;

6.1.3	Bankruptcy. Automatically upon the filing of a voluntary petition or answer admitting jurisdiction of the court and the material allegations, or the consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or an assignment for the benefit of creditors, or an application for or consent to the appointment of a receiver or trustee of a substantial part of the property of a Party hereto;

6.1.4	Adverse Regulatory Action. Upon an Adverse Regulatory Action that triggers an Optional Purchase Right as set forth in Section 7.5.

6.1.5	Failure of Referendum. If the Referendum is not placed on the Ballot or if the result of the Referendum does not amend the Ohio Constitution to permit the development of the Casino.
     Section 6.2 Consequences of Termination.
6.2.1	Purchase Option. Upon the occurrence of an event which would cause the termination of the JV pursuant to Section 6.1 above, Lakes will have the option, in lieu of proceeding with the dissolution of the JV, to purchase Myohionow’s Equity Interest by giving written notice within 30 days after the termination of the JV to Myohionow that it desires to purchase for cash all of its Equity Interest.
6.2.1.1	Purchase Price. The Parties will then negotiate in good faith with respect to price. If the Parties cannot agree upon price within 30 days, then the price will be equal to the Unsuitable Owner Purchase Price of the Equity Interests being purchased (the “Termination Purchase Price”).

6.2.1.2	Payment of Termination Purchase Price. Lakes shall pay to Myohionow the Termination Purchase Price over a three year period, without interest, by making 36 equal monthly payments commencing on the 30th day after the Termination Purchase Price is determined under Section 5.2.2 herein.
Notwithstanding anything herein to the contrary, this purchase option will not be available to Lakes if the termination is due to Lakes’s breach or bankruptcy, pursuant to Section 6.1.2 or Section 6.1.3.
6.2.2	Dissolution. If the above purchase option is not exercised as provided for herein, the Parties will use their best efforts to dissolve the JV and wind up its affairs in a manner designed to preserve the interests of both Parties. Until the JV is completely dissolved, the Parties shall be bound by all the provisions of this Agreement.

6.2.3	Damages. Nothing herein shall prejudice the rights of a Party, in addition to the exercise of any other remedy hereunder, to recover money damages for any breach by a Party of this Agreement or any Ancillary Document (as defined).
ARTICLE VII
REGULATORY MATTERS AND INVALIDITY
     Section 7.1 Cooperation in Making Registrations and Other Government Filings. Myohionow shall cooperate fully in assisting Lakes and the JV in making, whenever required or necessary, registrations and other governmental filings including, but not limited to, filings for gaming licenses or permits, securities filings or financing approvals.
     Section 7.2 Consequences of Invalidity. If for any reason whatsoever at any time, any provision of this Agreement or any of the Ancillary Documents is or becomes invalid, illegal or unenforceable, or is declared by any court of competent jurisdiction or any other competent authority to be invalid, illegal or unenforceable or if such competent authority:
7.2.1	refuses, or formally indicates an intention to refuse authorization of, or exemption to, any of the provisions of or arrangements contained in this Agreement or in any of the Ancillary Documents (in the case of a refusal either by way of outright refusal or by way of requiring an amendment or deletion of any provision of this Agreement or of any of the Ancillary Documents and/or the inclusion of any new provision in this Agreement or in the Ancillary Documents and/or the giving of undertakings as to future conduct before such authorization or exemption can be granted); or

7.2.2	formally indicates that to continue to operate any provision of this Agreement or of any of the Ancillary Documents may expose the Parties to sanctions under any order, enactment or regulation, or requests any Party to give undertakings as to future conduct in order that such party may not be subject to such sanctions; and in all cases, whether initially or at the end of any earlier period or periods of exemption (each of which circumstances being referred to in this Article VII as a “Relevant Invalidity”), then in any such case, at the request of either Party by notice or a series of notices to that effect to the other (“Negotiation Notice”), the Parties will meet to negotiate in good faith to agree upon valid, binding and enforceable substitute provisions while at the same time reconsidering the other terms of this Agreement and of any of the Ancillary Documents not so affected so as to reestablish an appropriate balance of the commercial interests of the Parties (“Substitute Provisions”).

     Section 7.3 Failure to Agree on Substitute Provisions. If and to the extent that Substitute Provisions are formally agreed in writing within 30 days of the service of a Negotiation Notice, or such other period as may be formally agreed in writing between the Parties, then in that respect the matter shall be deemed to be settled and such substitute provisions shall be deemed part of this Agreement or of any of the Ancillary Documents. If, however, with respect of any Relevant Invalidity no Substitute Provisions can be agreed within such period, then if any Party considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents are materially and adversely affected as a consequence of the Relevant Invalidity, it may submit such matter to arbitration pursuant rules set forth by the American Arbitration Association.
     Section 7.4 Deferral of Determination of Adverse Effect. If any Party considers that it is unable to assess the consequence of any Relevant Invalidity in the light of facts existing at the time, that Party may defer commencement of an arbitration in respect of the provision or provisions affected by such Relevant Invalidity until such time as it considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents are materially and adversely affected in the light of events occurring subsequent to communication of the finding of invalidity to the Parties. Notwithstanding the foregoing, a Party must commence arbitration pursuant to Section 7.3 within 60 days of receipt of the Negotiation Notice.
     Section 7.5 Adverse Regulatory Action. The Parties hereto acknowledge and agree that Lakes conducts business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities. Lakes maintains compliance programs that have been established to protect and preserve its name, reputation, integrity, and goodwill and to monitor compliance with the requirements established by gaming regulatory authorities. Performance of this Agreement is contingent upon both Parties compliance with the laws, regulations, and policies in jurisdictions where business activity is conducted. Failure to comply with laws, regulations, and policies in jurisdictions where business is conducted could result in termination of this Agreement, Optional Purchase, or both. The Parties agree to cooperate with requests, inquiries, or investigations of gaming regulatory agencies in connection with the performance of this Agreement. If Lakes determines that any owner of any Equity Interest is an Unsuitable Owner, Lakes shall send the Unsuitable Owner written notice of such unsuitability. The Unsuitable Owner shall have 90 days to correct the cause of such unsuitability (the “Defect”) to the sole satisfaction of Lakes. If the Unsuitable Owner cannot cure the Defect or chooses to cure the Defect by transferring its Equity Interest to any third party, then Lakes may immediately terminate this Agreement and have the option to purchase an Unsuitable Owner’s Equity Interest (if applicable) as set forth in Section 5.2 above. For the purposes of this Agreement, an “Unsuitable Owner” is any party whose ownership of an Equity Interest, or of being a party to this Agreement, could jeopardize the gaming licenses or permits held by Lakes or the JV or for which they are applying, or their status with any gaming regulatory authority or similar law enforcement authority. If this Agreement is terminated, neither Party shall have any additional rights or obligations hereunder, except for those liabilities or debts incurred prior to termination.
     Section 7.6 Cooperation of Background Investigations. All Parties agree to (a) undergo all reasonable and necessary background due diligence investigation, including completing Lakes’s standard background questionnaire, performed by Lakes from time to time, and (b) cooperate with requests, inquiries, or investigations of gaming regulatory agencies in connection with the performance of this Agreement.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Ancillary Documents; Interpretation. The Parties agree that, in the event of an inconsistency or disagreement between this Agreement and any other agreement or document referred to herein to be entered into in connection with the JV (each an “Ancillary Document” and, collectively, the “Ancillary Documents”), to the extent permitted by law, this Agreement will be deemed a part of the Operating Agreement and the terms of this Agreement shall prevail over any contrary term in any of the Ancillary Documents.
     Section 8.2 Confidentiality and Public Announcements. The Parties agree that all data and information relating to the JV or a Party, including but not limited to any information relating to or provided under any Ancillary Document, Party’s or the JV’s trade secrets, know-how, inventions, discoveries, improvements, technologies, business practices and methods, whether or not patented, lists of suppliers, and information relating to the JVs financial statements, customer identities and utilization patterns, needs and participation levels, potential customers, suppliers, products, servicing methods, equipment, programs, analyses, profit margins and cost data, shall be kept confidential by both Parties and shall not, whether prior to or after the date hereof, be disclosed to any person, firm, or corporation, except to the extent that such data or information is generally known to the trade or in the public domain. The Parties, however, may provide the information to third parties (i) for the purpose of assisting in the evaluation of the JV, its performance, or its operations, (ii) for the purpose of determining the value of a Party’s Equity Interest in the JV, (iii) for the purpose of receiving debt or equity investment; (iv) if required by any regulatory body; and (v) for any other purpose consistent with the activities contemplated by this Agreement and the Ancillary Documents; provided that in each case the disclosing Party takes at least the same degree of care as it takes with respect to its own proprietary information of a similar nature, but in no event less than reasonable care, to maintain the confidential nature of the information. The Parties may also make any disclosures necessary to comply with applicable securities and other disclosure laws. The Parties recognize and acknowledge that any breach by them of the foregoing provisions of this section may cause irreparable harm to the other Party and the JV and, in the event of any such breach, such other Party or the JV shall, in addition to all other remedies available to it, at law or in equity, be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to enjoin such breaching

Party from doing any act in violation of such provisions, and that such other Party or the JV shall not be required to show actual monetary damages as a prerequisite to such relief. The above provisions shall survive any termination of this Agreement and any dissolution of the JV for a period of two years after such termination or dissolution.
     Each Party agrees not to make any public disclosure regarding the existence or the substance of the transactions contemplated hereby without the prior approval of the other Party, except to the extent that either Party reasonably determines that such disclosure is required by applicable law or regulation.
     Section 8.3 Accounting and Fiscal Year. The JVs accounting methods will be in accordance with generally accepted accounting principles. The JV shall adopt a fiscal year ending on the Sunday closest to the last day of the calendar year.
     Section 8.4 Force Majeure. Where either Party is unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, such obligations are suspended so far as they are affected by the force majeure during the continuance thereof; provided that an obligation to pay money is never excused by force majeure.
     The Party affected by the force majeure will give notice to the other Party of the particulars of the situation and the probable extent to which it will be unable to, or delayed in, performing its obligations under this Agreement, within ten days after the occurrence of the force majeure.
     For purposes of this section, “force majeure” means an act of God, strike, lockout or other interference with work, war declared or undeclared, blockade, disturbance, lightning, fire, earthquake, storm, flood or explosion; governmental or quasi-governmental restraint action, expropriation, prohibition, intervention, direction or embargo; unavailability or delay in availability of equipment or transport; inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licenses, authorities or allocations; and any other cause whether of the kind specifically enumerated above, or otherwise which is not reasonably within the control of the Party affected.
     Section 8.5 Further Assurances. Lakes and Myohionow agree to execute and deliver such other instruments, agreements or documents and take such other action as may reasonably be necessary or desirable to consummate the transactions contemplated by this Agreement.
     Section 8.6 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Party, except that either Party may assign, in whole or in part, its rights hereunder, subject to all obligations hereunder, to a Controlled Affiliate in connection with any transfer of Equity Interest in the JV permitted pursuant to Article

V; provided, however, that such assignment will not relieve that Party of any of its obligations or liabilities hereunder.
     Section 8.7 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements signed by both Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the Parties.
     Section 8.8 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one (1) business day after having been dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched with a copy of the senders machine printed facsimile confirmation) or (three) 3 business days after having been dispatched by an internationally recognized overnight courier service to the appropriate Party at the address specified below.
(a) If to Lakes, to:
      Lakes Ohio Development, LLC
      Attn: Damon E. Schramm, Esq.
      130 Cheshire Lane, Suite 101
      Minnetonka, Minnesota 55435
      Fax: 952.449.7068

(b) If to Myohionow to:

      Myohionow.com, LLC
      Attn: Rick Lertzman
      P.O. Box 24564
      Cleveland, Ohio 44124
     Section 8.9 Waiver. Waiver by either Party of a breach by the other Party of any obligation or requirement contained in, or arising from, this Agreement does not operate as a waiver of another or continuing breach by the other Party of the same, or any other, obligation or requirement hereunder. Any waiver by either Party must be in writing, signed by the waiving Party.
     Section 8.10 Entire Agreement. This Agreement and the Ancillary Documents represent the understanding of the Parties with respect to the subject matter hereof and thereof and supersede any other agreement, whether written or oral, that may have been made or entered into by Lakes or Myohionow or their affiliates relating to the matters contemplated hereby.

     Section 8.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against either Party.
     Section 8.12 Severability. Subject to the provisions of Article VII, if any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not effect any other provision hereof.
     Section 8.13 Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the state of Minnesota without giving effect to the principles of conflicts of law thereof. The venue of any court proceeding concerning this Agreement shall be in the State of Minnesota.
     Section 8.14 Third Parties. Nothing in this Agreement express or implied is intended to confer any right or remedy under or by reason of this Agreement on any person other than the Parties, their respective heirs, representatives, successors and permitted assigns, affect or discharge the obligation or liability of any third persons to any Party to this Agreement, or give any third Party any right or subrogation or action over against any Party to this Agreement.
     Section 8.15 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     Section 8.16 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.
     Section 8.17 Power and Authority. Each of the Parties hereby acknowledges, represents and warrants that it has full power and authority to enter into this Agreement and the Ancillary Documents.
     Section 8.18 Independent Parties. In making and performing this Agreement, the parties shall at all times act as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer/employee relationship between the parties. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.
     Section 8.19 Survival. The covenants and agreements made in this Agreement will survive any termination of this Agreement.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.

LAKES OHIO DEVELOPMENT, LLC
By:	/s/ Damon Schramm
Its: Secretary

MYOHIONOW.COM, LLC
By:	/s/ Brad Pressman
Its: President